LivePerson Announces Fourth Quarter 2022 Financial Results

-- Revenue of $122.5 million --

--From 1Q22 to 4Q22, reduced costs by over $80M on annualized basis--

--Uniquely Positioned to Deliver Enterprise Grade AI Leveraging Large Language Models--

NEW YORK, March 15, 2023, -- LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson” the “Company”, “we” or “us”), a global leader in conversational AI, today announced financial results for the fourth quarter ended December 31, 2022.

Fourth Quarter Highlights

Total revenue was $122.5 million for the fourth quarter of 2022, a decrease of 1% as compared to the same period last year as the company continues to execute on its plan to exit non-core lines of business. Within total revenue, business operations revenue for the fourth quarter of 2022 decreased 1% from the comparable prior-year period to $113.0 million, and revenue from consumer operations decreased 3% from the comparable prior-year period to $9.4 million.

LivePerson signed 90 deals in total for the fourth quarter, consisting of 44 new and 46 existing customer contracts, including 1 seven-figure deal. While the aggregate number of existing customer deals is down year over year, the aggregate number of Enterprise deals is up 21.7% year over year. Trailing-twelve-months average revenue per enterprise and mid-market customer increased 11% for the fourth quarter to $680,000, up from approximately $610,000 for the comparable prior-year period.

“As an AI & Automation company, LivePerson empowers enterprises to harness and leverage proprietary data and Large Language Models to achieve better business outcomes,” said founder and CEO Robert LoCascio. “For the past several years, we have focused on the AI opportunity presented by conversational commerce experiences. I can confidently tell you that we are at the forefront of Conversational AI and leading the enterprise market with our vision to digitize conversations between brands and their consumers. This market sets us up well for significant growth ahead, with a long runway for future growth. At the same time, we believe the unit economics of our business and our cost initiatives will provide the ingredients for a highly profitable business model. I am very confident in the trajectory that our business is on and believe 2023 will be a strong and pivotal year for the company.”

"Our success in reducing costs last year, coupled with additional cost reductions in the current quarter, is expected to yield double-digit adjusted EBITDA margins and positive free cash flow in our B2B Core beginning in the second quarter," said John Collins. "We have materially improved the P&L and reallocated resources to focus on the B2B Core, establishing a solid foundation to execute on AI-led growth in the second quarter and beyond, despite expecting a decline of more than $70 million in non-Core revenue year over year, much of which was set in motion by the profitable growth strategy we launched last year."

Customer Expansion

During the fourth quarter, the Company signed 90 total deals for the quarter, including:
•One of Australia’s largest banks;
•One of the largest personal injury law firms in the U.S.; and
•A leading provider of pension and investment products in Australia.
The Company also expanded business with:
•A top 3 global airline ;
•One of the largest online travel companies; and
•One of the world’s largest online gambling operators.

Additional Information

As previously disclosed, the Company's subsidiary WildHealth participated in a Medicare demonstration program (the "Program") during 2022, under which certain non-core services were provided and reimbursed by Medicare. In November 2022, WildHealth received a notice that Medicare was suspending reimbursements for services rendered under the Program pending further review. While the Company currently believes that the services rendered under the Program in the fourth quarter of 2022 were valid, in view of the inherent uncertainty as to the timing and amount of further reimbursement for services rendered under the Program, the Company has elected to take a reserve for revenue associated with services delivered under the Program in the fourth quarter of 2022 for which payment has not yet been collected. Had the Company recognized revenues associated with services delivered under the Program during the fourth quarter of fiscal 2022, our revenue would have been within the previous guidance ranges for the fourth quarter and full year.

In February 2023, in light of remaining capacity under our 2019 Stock Incentive Plan and to reduce dilution to our stockholders, our board of directors elected to pay accrued 2022 employee bonuses in cash instead of settling those obligations in stock as previously intended (and assumed for purposes of providing our annual and quarterly guidance, as we elected to pay such bonuses in stock for the 2020 and 2021 fiscal years).

In calculating our net income (loss) in accordance with GAAP, we accrued $9.2 million for 2022 employee bonuses for the year ended December 31, 2022, which would have been an add-back to Adjusted EBITDA but for the board of directors’ February 2023 decision to settle such bonus in cash. If the Company paid such bonuses in stock, Adjusted EBITDA for the year ended December 31, 2022 would have been $(6.9) million. As such bonuses will now be paid in cash, our stock-based compensation add-back to Adjusted EBITDA has been reduced by $9.2 million for the year ended December 31, 2022 and reported Adjusted EBITDA for the year ended December 31, 2022, giving effect to this change, is $(16.2) million. Had the Company not (1) taken the WildHealth revenue reserve referenced above and (2) elected to pay the 2022 bonus in cash, then adjusted EBITDA would have been within the previous guidance ranges for the fourth quarter and the full year.

Net Loss and Adjusted Operating (Loss) Income

Net loss for the fourth quarter of 2022 was $41.7 million or $0.55 per share, as compared to a net loss of $49.9 million or $0.70 per share for the fourth quarter of 2021. Adjusted operating loss, a non-GAAP financial metric, for the fourth quarter of 2022 was $16.1 million, as compared to an $11.4 million adjusted operating loss for the fourth quarter of 2021. Adjusted operating (loss) income excludes amortization of purchased intangibles and finance leases, stock-based compensation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, acquisition costs, interest income (expense), and other expense (income).

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the fourth quarter of 2022 was $(5.2) million as compared to $(4.4) million for the fourth quarter of 2021. Adjusted EBITDA excludes amortization of purchased intangibles and finance leases, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, provision for income taxes, acquisition costs, interest income (expense), and other expense (income).

A reconciliation of non-GAAP financial measures to GAAP measures has been provided in the financial tables included in this press release. An explanation of the non-GAAP financial measures and how they are calculated is included below under the heading “Non-GAAP Financial Measures.”

Cash and Cash Equivalents

The Company’s cash balance was $391.8 million at December 31, 2022, as compared to $521.8 million at December 31, 2021.

Financial Expectations

The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, and actual results may vary materially from these forward-looking measures. The Company does not present a quantitative reconciliation of the forward-looking non-GAAP financial measures, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP gross margin to the most directly comparable GAAP financial measures (or otherwise present such forward-looking GAAP measures) because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting, within a reasonable range, the occurrence and financial impact of and the periods in which such items may be recognized. In particular, these non-GAAP financial measures exclude certain items, including amortization of purchased intangibles, stock-based compensation, depreciation, other litigation and consulting costs, restructuring costs, contingent earn-out adjustments, benefit from income taxes, interest income (expense), and other expense (income), which depend on future events that the Company is unable to predict. Depending on the size of these items, they could have a significant impact on the Company’s GAAP financial results.

For the first quarter of 2023 guidance, we expect total revenue to range from $106 million to $109 million or (18.5%) to (16.1%) year over year. We also expect Adjusted EBITDA loss to range from $(8) million to $(5.5) million, or a margin of (7.4)% to (5.1)%. The year over year decrease in revenue and the sequential decrease in adjusted EBITDA are both driven primarily by decreases in non-Core revenue expected beginning in the first quarter including decreasing Gainshare labor and variable revenue and decreasing professional services revenue from healthcare. We also observed smaller-than-expected deal sizes in the fourth quarter relative to the third quarter of 2022, indicating friction in our sales cycle from the macroenvironment. Lower deal sizes in the fourth quarter also negatively impacted our expectations for the first quarter.

For full year 2023 guidance, we expect total revenue to range from $395 million to $410 million or (18.9)% to (2)% year over year. We also expect Adjusted EBITDA to range from $20 million to $38 million, or a margin of 5.1% to 9.3%.

Consistent with the themes of transparency and focus on B2B Core, we think providing guidance on B2B Core recurring revenue would also be instructive for investors.

For the first quarter of 2023, we expect recurring revenue to range from $80 million to $83 million or (6.9)% to (3.4)% year over year. For adjusted EBITDA, we expect a loss in the range of $(8.3) million to (5) million, or a margin of (9.6)% to (5.8)%.

For the full year of 2023, we expect recurring revenue to range from $334 million to $347 million or 0% to 4% growth year over year and adjusted EBITDA to range from $27 million to $40 million, or a margin of 7.6% to 10.9%.

On an annualized basis, we expect the B2B Core to exit the year with 16% to 19% adjusted EBITDA margins and 7% to 10% free cash flow margins.

First Quarter 2023

Guidance
Revenue (in millions)	$106 - $109
Revenue growth (year-over-year)	(18.5%) - (16.1%)
Adjusted EBITDA (in millions)	($8.0) - ($5.5)
Adjusted EBITDA margin (%)	(7.4%) - (5.1%)

Full Year 2023

Guidance
Revenue (in millions)	$395 - $410
Revenue growth (year-over-year)	(18.9) % - (2)%
Adjusted EBITDA (in millions)	$20 - $38
Adjusted EBITDA margin (%)	5.1% - 9.3%

Disaggregated Revenue
Included in the accompanying financial results are revenues disaggregated by revenue source, as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(In thousands)
Revenue:
Hosted services – Business	$84,654	$92,265	$375,325	$364,231
Hosted services – Consumer	9,431	9,751	37,142	37,695
Professional services – Business	28,392	21,785	102,333	67,698
Total revenue	$122,477	$123,801	$514,800	$469,624

Stock-Based Compensation
Included in the accompanying financial results are expenses related to stock-based compensation, as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(In thousands)
Cost of revenue	$777	$1,879	$9,933	$6,497
Sales and marketing	963	5,559	19,575	16,942
General and administrative	4,987	5,624	40,690	15,487
Product development	2,588	8,627	39,440	30,730
Total	$9,315	$21,689	$109,638	$69,656

Amortization of Purchased Intangibles and Finance Leases
Included in the accompanying financial results are expenses related to the amortization of purchased intangibles and finance leases, as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(In thousands)
Cost of revenue	$4,646	$3,580	$18,434	$7,282
Amortization of purchased intangibles	936	808	3,678	2,045
Total	$5,582	$4,388	$22,112	$9,327

Supplemental Fourth Quarter 2022 Presentation
LivePerson will post a presentation providing supplemental information for the fourth quarter 2022 on the investor relations section of the Company’s web site at www.ir.liveperson.com.

Earnings Teleconference Information
The Company will discuss its fourth quarter of 2022 financial results during a webcast today, March 15, 2023, at 5:00 PM ET. CEO Robert LoCascio and CFO John Collins will be joined by LivePerson AI team leaders who will share insights about the company’s AI strategy, including product demonstrations and Q&A.
The video webcast can be accessed by logging onto the investor relations events section of the Company's web site at www.ir.liveperson.com.
If you are unable to participate in the live webcast, it will be available for replay until March 29, 2023. To access the replay, please visit the Company’s web site at www.ir.liveperson.com.

About LivePerson
LivePerson (NASDAQ: LPSN) is a global leader in customer engagement solutions. We create AI-powered digital experiences that feel Curiously Human. Our customers — including leading brands like HSBC, Orange, and GM Financial — have conversations with millions of consumers as personally as they would with one. Our

Conversational Cloud platform powers nearly a billion conversational interactions every month, providing a uniquely rich data set to build connections that reduce costs, increase revenue, and are anything but artificial. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our Conversational AI, please visit www.liveperson.com.
Non-GAAP Financial Measures
Investors are cautioned that the following financial measures used in this press release are “non-GAAP financial measures”: (i) adjusted EBITDA, or earnings/(loss) before (benefit from) income taxes, interest income (expense), other expense (income), depreciation, amortization, stock-based compensation, restructuring costs, acquisition costs and other costs; (ii) adjusted EBITDA margin, or earnings/(loss) before (benefit from) income taxes, interest income (expense), other expense (income), depreciation, amortization, stock-based compensation, restructuring costs, acquisition costs and other costs divided by revenue; (iii) adjusted operating (loss) income, or operating income (loss) excluding amortization, stock-based compensation, restructuring costs, acquisition costs, deferred tax asset valuation allowance, and other costs; (iv) free cash flow, or net cash provided by operating activities less purchases of property and equipment, including capitalized software; and (v) non‑GAAP gross profit and non‑GAAP gross margin, or GAAP gross profit and GAAP gross margin, respectively, adjusted to exclude, as applicable, certain expenses as presented the Reconciliation of Adjusted EBITDA.

Non-GAAP financial information should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present non-GAAP financial information because we believe that it is helpful to some investors as one measure of our operations.

Forward-Looking Statements
Statements in this press release and on our earnings call regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including but not limited to financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: major public health issues, and specifically the pandemic caused by the spread of COVID-19, and their effects on the U.S. and global markets; our ability to retain key personnel, attract new personnel and to manage staff attrition; strain on our personnel resources and infrastructure from supporting our existing and growing customer base; the ability to successfully integrate past or potential future acquisitions; our ability to secure additional financing to execute our business strategy; delays in our implementation cycles; payment-related risks; potential fluctuations in our quarterly revenue and operating results; limitations on the effectiveness of our controls; non-payment or late payment of amounts due to us from a significant number of customers; volatility in the capital markets; recognition of revenue from subscriptions; customer retention and engagement; the migration of existing customers to our new platform; our ability to attract new customers and new consumer users of our consumer services; our ability to develop and maintain successful relationships with social media and other third-party consumer messaging platforms and endpoints; the highly competitive markets in which we operate; general economic conditions; privacy concerns relating to the Internet that could result in new legislation or negative public perception; new regulatory or other legal requirements that could materially impact our business; governmental export controls and economic sanctions; industry-specific regulation and unfavorable industry-specific laws, regulations or interpretive positions; future regulation of the Internet or mobile devices; greater than anticipated income, non-income and transactional tax liabilities; failures or security breaches in our services, those of our third party providers, or in the websites of our customers; regulation or possible misappropriation of personal information belonging to our customers’ Internet users; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; our dependence on the continued viability of the Internet; our ability to protect our intellectual property rights or potential infringement of the intellectual property rights of third parties; the use of AI in our product offerings; the presence of, and difficulty in correcting, errors, failures or “bugs” in our products; our ability to license necessary third party software for use in our products and services, and our ability to successfully integrate third party software; potential adverse impact due to foreign currency and cryptocurrency exchange rate fluctuations; additional regulatory requirements, tax liabilities, currency exchange rate fluctuations and other risks as we expand internationally, as we expand into new offerings including AI-assisted healthcare and/or as we expand into direct-to-consumer services; risks related to our operations in Israel and Ukraine, and the civil and political unrest and potential for armed conflict in those regions; potential failure to meeting service level commitments to certain customers; legal liability and/or negative publicity for the services provided to consumers via our technology platforms; technological or other defects that could disrupt or negatively impact our services; our ability to maintain our reputation; our lengthy sales cycles; changes in accounting principles generally accepted in the United States; natural catastrophic events and interruption to our business by man-made problems; potential limitations on our ability to use net operating losses to offset future taxable income; risks related to our common stock being traded on more than one securities exchange; and other factors described in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the Company’s reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important factors that could cause actual results to differ from those discussed in forward-looking statements.

LivePerson, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue	$122,477	$123,801	$514,800	$469,624
Costs and expenses:
Cost of revenue	46,402	44,503	184,699	156,880
Sales and marketing	46,464	48,994	214,027	165,421
General and administrative	28,473	28,973	120,625	76,757
Product development	37,120	45,675	193,688	158,390
Restructuring costs	2,018	128	19,967	3,397
Amortization of purchased intangibles	936	808	3,678	2,045
Total costs and expenses	161,413	169,081	736,684	562,890
Loss from operations	(38,936)	(45,280)	(221,884)	(93,266)
Other income (expense), net:
Interest income (expense), net	1,361	(9,554)	(352)	(37,406)
Other income (expense), net	(3,692)	292	(1,784)	3,294
Total other income (expense), net	(2,331)	(9,262)	(2,136)	(34,112)
Loss before provision for income taxes	(41,267)	(54,542)	(224,020)	(127,378)
Provision for income taxes	457	(4,689)	1,727	(2,404)
Net loss	$(41,724)	$(49,853)	$(225,747)	$(124,974)

Net loss per share of common stock:
Basic	$(0.55)	$(0.70)	$(3.03)	$(1.80)
Diluted	$(0.55)	$(0.70)	$(3.03)	$(1.80)

Weighted-average shares used to compute net loss per share:
Basic	75,538,133	71,601,478	74,509,404	69,606,105
Diluted	75,538,133	71,601,478	74,509,404	69,606,105

LivePerson, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
Unaudited

	Year Ended
	December 31,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(225,747)	$(124,974)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation expense	109,638	69,656
Depreciation	32,284	27,423
Amortization of purchased intangible assets and finance leases	22,112	9,327
Amortization of debt issuance costs	3,778	2,499
Accretion of debt discount on convertible senior notes	—	33,309
Change in fair value of contingent consideration	(8,516)	—
Allowance for credit losses	5,644	4,879
Gain on settlement of leases	(242)	(3,483)
Deferred income taxes	(1,161)	(6,239)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(38)	(17,309)
Prepaid expenses and other current assets	(5,979)	(3,178)
Contract acquisition costs noncurrent	(6,370)	(1,876)
Other assets	(153)	547
Accounts payable	12,050	801
Accrued expenses and other current liabilities	7,485	8,626
Deferred revenue	(12,341)	7,774
Operating lease liabilities	(2,638)	(4,590)
Other liabilities	8,093	55
Net cash (used in) provided by operating activities	(62,101)	3,247
INVESTING ACTIVITIES:
Purchases of property and equipment, including capitalized software	(48,486)	(45,703)
Payments for acquisitions, net of cash acquired	(3,430)	(70,759)
Purchases of intangible assets	(2,680)	(2,610)
Repayment of debt acquired in acquisition	—	(21,177)
Investment in joint venture	(2,264)	—
Net cash used in investing activities	(56,860)	(140,249)
FINANCING ACTIVITIES:
Principal payments for financing leases	(3,734)	(3,554)
Repurchase of common stock	(221)	(709)
Proceeds from issuance of common stock in connection with the exercise of options and ESPP	5,573	16,110
Proceeds from issuance of convertible senior notes	—	(4)
Net cash provided by financing activities	1,618	11,843
Effect of foreign exchange rate changes on cash and cash equivalents	(3,981)	(5,461)
Net (decrease) increase in cash, cash equivalents, and restricted cash including cash classified within current assets held for sale	(121,324)	(130,620)
Less: cash classified within current assets held for sale	(10,011)	—
Cash, cash equivalents, and restricted cash - beginning of year	523,532	654,152
Cash, cash equivalents, and restricted cash - end of year	$392,197	$523,532

9

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022		2021
Reconciliation of Adjusted EBITDA:
GAAP net loss	$(41,724)	$(49,853)	$(225,747)		$(124,974)
Add/(less):
Amortization of purchased intangibles and finance leases	5,582	4,388	22,112		9,327
Stock-based compensation expense	9,315	21,689	109,638		69,656
Contingent earn-out adjustments	52	—	(8,516)		132
Restructuring costs (1)	2,018	128	19,967		3,397
Depreciation	10,870	6,952	32,284		27,423
Other litigation, consulting and other employee costs (2)	4,569	1,881	17,212		6,665
Provision for (benefit from) income taxes	457	(4,689)	1,727		(2,404)
Acquisition costs	1,368	5,808	4,492		5,808
Interest (income) expense, net	(1,361)	9,554	352		37,406
Other expense (income), net (3)	3,640	(292)	10,300		(3,294)
Adjusted EBITDA (loss)	$(5,214)	$(4,434)	$(16,179)	(4)	$29,142

Reconciliation of Adjusted Operating Income (Loss):
Loss before provision for income taxes:	$(41,267)	$(54,542)	$(224,020)		$(127,378)
Add/(less):
Amortization of purchased intangibles and finance leases	5,582	4,388	22,112		9,327
Stock-based compensation expense	9,315	21,689	109,638		69,656
Restructuring costs (1)	2,018	128	19,967		3,397
Other litigation, consulting and other employee costs (2)	4,569	1,881	17,212		6,665
Contingent earn-out adjustments	52	—	(8,516)		132
Acquisition costs	1,368	5,808	4,492		5,808
Interest (income) expense, net	(1,361)	9,554	352		37,406
Other expense (income), net (3)	3,640	(292)	10,300		(3,294)
Adjusted operating income (loss)	$(16,084)	$(11,386)	$(48,463)	(5)	$1,719
——————————————
(1)Includes severance costs and other compensation related costs of $1.9 million and lease restructuring costs of $0.1 million for the three months ended December 31, 2022. Includes severance costs and other compensation related costs of $19.5 million and lease restructuring costs of $0.4 million for the year ended December 31, 2022. Includes lease restructuring costs of $0.1 million for the three months ended December 31, 2021. Includes severance costs and other compensation related costs of $2.7 million and lease restructuring costs of $0.7 million for the year ended December 31, 2021.
(2)Includes litigation costs of $3.6 million, employee benefit costs of $0.5 million and consulting costs of $0.5 million for the three months ended December 31, 2022. Includes litigation costs of $11.0 million, employee benefit costs of $1.6 million, consulting costs of $2.2 million, employee-related costs of $2.1 million and reserve for sales and use tax liability of $0.3 million for the year ended December 31, 2022. Includes consulting costs of $1.1 million and litigation costs of $0.9 million for the three months ended December 31, 2021. Includes litigation costs of $4.1 million, employee benefit costs of $0.5 million, consulting costs of $2.4 million, and a reversal of reserve for sales and use tax liability of $0.3 million for the year ended December 31, 2021.
(3)Includes $3.3 million of costs related to elimination entries for our Equity Method Investment in Claire Holdings, Inc. for the three months ended December 31, 2022. Includes $0.2 million of other income related to the settlement of leases, offset by $7.7 million of costs related to elimination entries for our Equity Method Investment in Claire Holdings, Inc. for the year ended December 31, 2022. Includes $3.5 million of other income related to the settlement of leases for the year ended December 31, 2021. The remaining amount of other expense (income) is attributable to currency rate fluctuations.

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP - continued
(In Thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Calculation of Free Cash Flow:
Net cash (used in) provided by operating activities	$17,370	$(32,395)	$(62,101)	$3,247
Purchases of property and equipment, including capitalized software	(13,274)	(11,882)	(48,486)	(45,703)
Total free cash flow	$4,096	$(44,277)	$(110,587)	$(42,456)

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$391,781	$521,846
Accounts receivable, net	86,537	93,804
Prepaid expenses and other current assets	24,164	20,626
Assets held for sale	30,984	—
Total current assets	533,466	636,276

Operating lease right of use assets	1,604	1,977
Property and equipment, net	126,499	124,726
Contract acquisition costs	43,804	40,675
Intangibles, net	78,103	85,554
Goodwill	296,214	291,215
Deferred tax assets	4,423	5,034
Investment in joint venture	2,264	—
Other assets	2,563	1,199
Total assets	$1,088,940	$1,186,656

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,303	$16,942
Accrued expenses and other current liabilities	131,440	104,297
Deferred revenue	84,494	98,808
Liabilities held for sale	10,357	—
Operating lease liabilities	2,160	3,380
Total current liabilities	253,754	223,427

Deferred revenue, net of current portion	174	54
Convertible senior notes, net	737,423	574,238
Operating lease liabilities, net of current portion	682	2,733
Deferred tax liability	2,550	2,049
Other liabilities	26,269	34,718
Total liabilities	1,020,852	837,219
Total stockholders’ equity	68,088	349,437
Total liabilities and stockholders’ equity	$1,088,940	$1,186,656

Investor Relations contact

ir-lp@liveperson.com
212-609-4214